UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 29, 2006
InfraSource Services, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-32164 (Commission File Number)	03-0523754 (I.R.S. Employer Identification No.)

100 West Sixth Street, Suite 300 (Address of principal executive offices)	19063 (Zip Code)

Registrant’s telephone number, including area code:	(610) 480-8000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On December 29, 2006, InfraSource Services, Inc. (the “Company”) amended and restated its management agreement with David R. Helwig, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Management Agreement”). The modifications to the Management Agreement were made following the Company’s change of status from a controlled company to a widely held public company and Mr. Helwig’s designation as Chairman of the Board of Directors.
     Under the terms of the Management Agreement, Mr. Helwig will continue to be employed on an “at will” basis, and will receive annual compensation as described in the Management Agreement consisting of base salary, an incentive compensation bonus, and a long term incentive plan award in the form of shares of restricted stock or options to acquire shares of the Company’s common stock. The annual target incentive compensation bonus and long term incentive plan awards may be adjusted at the discretion of the Board of Directors as described in the Management Agreement.
     If Mr. Helwig terminates his employment for Good Reason (as defined in the Management Agreement) or if the Company terminates Mr. Helwig’s employment for a reason other than death, disability or for cause, the Company shall pay Mr. Helwig (1) an amount equal to any unpaid bonus for the year prior to the termination, plus the pro-rated share of his target annual incentive compensation bonus for the year in which the termination occurs; (2) cash severance payments equal in the aggregate to two times the sum of Mr. Helwig’s base salary for the year in which the termination occurs and the target annual incentive compensation bonus for that year; and (3) continuation of Mr. Helwig’s health insurance benefits for not more than 24 months.
     If a Change in Control occurs and, within two years after such event, Mr. Helwig terminates his employment for Good Reason or the Company terminates Mr. Helwig’s employment for a reason other than death, disability or for cause, the Company shall pay Mr. Helwig all of the amounts set forth in the preceding paragraph. In addition, all of Mr. Helwig’s then outstanding unexpired stock options, restricted stock and other equity awards shall become vested and exercisable.
     During his employment and for two years following termination of his employment, Mr. Helwig has agreed not to compete with the Company, as long as the Company fulfills the applicable severance obligations required by the applicable termination event. If Mr. Helwig terminates his employment for reasons other than for Good Reason, the post-termination non-compete period is one year following the date of termination. In such circumstance, the Company may elect to extend Mr. Helwig’s non-competition provision for an additional one year, in which case the Company will pay Mr. Helwig an amount equal to his base salary at the time of termination and COBRA continuation benefits through the earlier of the end of the COBRA coverage period or the date on which Mr. Helwig becomes eligible for health insurance benefits under another plan.
     The foregoing description of the Management Agreement is qualified in its entirety by reference to the Management Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits
10.1	Amended and Restated Management Agreement by and between the Company and David R. Helwig dated December 29, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

InfraSource Services, Inc. (Registrant)
January 5, 2007	By:	/s/ Deborah C. Lofton
		Name:	Deborah C. Lofton
		Title:	Senior Vice President, General Counsel and Secretary

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